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    GEO. S. OLIVE & CO. LLC
    CERTIFIED PUBLIC ACCOUNTANTS

                        Independent Accountant's Report
Board of Directors
Flagship Bank fsb
San Diego, California

We have examined management's assertion about Flagship Bank fsb's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP) as of and for the year ended June 30, 1996 included in the accompanying management assertion. Management is responsible for Flagship Bank fsb's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Flagship Bank fsb's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Flagship Bank fsb's Compliance with the minimum servicing standards.

In our opinion, management's assertion that Flagship Bank fsb complied with the aforementioned minimum servicing standards as of and for the year ended June 30, 1996 is fairly stated, in all material respects.

/s/Geo. S. Olive & Co. LLC
Evansville, Indiana
August 9, 1996



14TH FLOOR, CITIZENS BANK BUILDING, P.O. BOX 628, EVANSVILLE, INDIANA 47704-0628
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